Exhibit 99.1

                      Cendant Corporation and Subsidiaries
                               SEGMENT INFORMATION
                                  (in millions)

In connection with the acquisition of Avis Group and the disposition of certain businesses during first quarter 2001, the Company realigned the operations and management of certain of its businesses. Accordingly, the Company's segment reporting structure now encompasses the following four reportable segments: Real Estate Services, Hospitality, Vehicle Services and Financial Services. Segment information for the years ended December 31, 2000, 1999 and 1998 has been restated to conform to the current reporting structure.

Year ended December 31, 2000

                                 Real
                                Estate                   Financial     Vehicle       Corporate
                               Services     Hospitality   Services     Services      and Other          Total
                               --------     -----------  ---------     --------      ---------          -----
Net revenues                    $1,461        $1,013        $638        $  568        $   250         $ 3,930
Adjusted EBITDA                    752           394         200           305           (108)          1,543
Non-vehicle depreciation
   and amortization                103            82          37            52             56             330
Segment assets                   6,560         1,928         520         2,694          2,814          14,516
Capital expenditures                39            39          44            55             40             217

Year ended December 31, 1999
                                 Real
                                Estate                   Financial     Vehicle       Corporate
                               Services     Hospitality   Services     Services      and Other          Total
                               --------     -----------  ---------     --------      ---------          -----
Net revenues                    $1,383        $1,011        $622        $  756        $   749         $ 4,521
Adjusted EBITDA                    727           427         184           364             81           1,783
Non-vehicle depreciation
   and amortization                 95            78          34            68             72             347
Segment assets                   5,951         1,929         893         2,762          2,996          14,531
Capital expenditures                69            53          22            62             48             254

Year ended December 31, 1998

                                 Real
                                Estate                   Financial     Vehicle       Corporate
                               Services     Hospitality   Services     Services      and Other          Total
                               --------     -----------  ---------     --------      ---------          -----
Net revenues                    $1,253        $  949        $598        $  822        $   843         $ 4,465
Adjusted EBITDA                    661           394         165           404             23           1,647
Non-vehicle depreciation
   and amortization                 79            69          27            65             63             303
Segment assets                   6,649         1,848         884         7,181          2,485          19,047
Capital expenditures               112            82          20            69             48             331